EXHIBIT 16.1

RBSM, LLP
Sugar Land, Texas

July 31, 2015

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of INDOOR HARVEST CORP. (the "Company") Form 8-K dated July 31, 2015, and are in agreement with the statements relating only to RBSM, LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

/s/ RBSM, LLP

RBSM, LLP